EXHIBIT 1

FEC RESOURCES INC.

Condensed Interim Financial Statements

For the six months ended June 30, 2023

(Expressed in United States Dollars)

Unaudited

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

The accompanying unaudited condensed financial statements for FEC have been prepared by management in accordance with International Financial Reporting Standards. These financial statements, which are the responsibility of management are unaudited and have not been reviewed by the Company’s auditors. The Company’s Audit Committee and Board of Directors has reviewed and approved these interim financial statements.

The Company’s independent auditor has not performed a review of these interim condensed financial statements in accordance with the disclosure requirements of National Instrument 51-102 released by the Canadian Securities Administrators.

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FEC RESOURCES INC.

CONDENSED STATEMENT OF FINANCIAL POSITION

Expressed in United States Dollars

UNAUDITED

As at:	June 30 2023	December 31 2022
ASSETS
Current assets
Cash	$11,917	$13,068
Prepaid expenses	991	8,589
Due from Forum Energy Limited (Note 6)	423,020	423,020
	435,928	444,677
Non-current assets
Investment in Forum Energy Limited (Note 9)	1,835,111	1,835,111
Total assets	$2,271,039	$2,279,788

LIABILITIES

Current liabilities
Trade and accrued payables	$24,915	$15,362
Short term loan (Note 6)	361,802	289,262
	386,717	304,624
Shareholders’ Equity
Share capital (Note 5)	17,620,625	17,620,625
Contributed surplus (Note 5)	3,058,063	3,058,063
Deficit	(18,794,366)	(18,703,524)
Total shareholders’ equity	1,884,322	1,975,164
Total liabilities and equity	$2,271,039	$2,279,788

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

Daniel Carlos	Paul Wallace
Director	Director

The accompanying notes to the interim condensed financial statements are an integral part of these statements.

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FEC RESOURCES INC.

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

Expressed in United States Dollars

UNAUDITED

	Three Month Period Ended		Six Month Period Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
General and administration expenses
General and administration (Note 7)	$34,351	$51,282	$78,302	$95,741
Operating loss	(34,351)	(51,282)	(78,302)	(95,741)
Interest expense (Note 6)	(7,078)	(2,392)	(12,540)	(2,830)
Interest income	-	-	-	38
Loss for the period	$(41,429)	$(53,674)	$(90,842)	$(98,533)

Loss per common share
- Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The accompanying notes to the condensed interim financial statements are an integral part of these statements.

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FEC RESOURCES INC.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

Expressed In United States Dollars

UNAUDITED

For the six months ended June 30, 2023

	Share capital	Contributed surplus	Deficit	Total

Balance December 31, 2022	$17,620,625	$3,058,063	$(18,703,524)	$1,975,164
Total comprehensive loss for the period	-	-	(90,842)	(90,842)
Balance June 30, 2023	$17,620,625	$3,058,063	$(18,794,366)	$1,884,322

For the six months ended June 30, 2022

	Share capital	Contributed surplus	Deficit	Total

Balance December 31, 2021	$17,620,625	$3,058,063	$(18,510,342)	$2,168,346
Total comprehensive loss for the period	-	-	(98,533)	(98,533)
Balance June 30, 2022	$17,620,625	$3,058,063	(18,608,875)	$2,069,813

The accompanying notes to the condensed interim financial statements are an integral part of these statements.

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FEC RESOURCES INC.

CONDENSED STATEMENTS OF CASH FLOWS

Expressed in United States Dollars

UNAUDITED

	For the six months ended
	June 30 2023	June 30 2022
Cash provided by (used in)
OPERATING ACTIVITIES
Net loss for the period	$(90,842)	$(98,533)
Changes in working capital related to operating activities
Prepaid expenses	7,598	7,251
Accrued interest expense	12,540	2,830
Accounts payable and accrued liabilities	9,553	24,597
Net cash used in operating activities	(61,151)	(63,855)

FINANCING ACTIVITY
Loan from PXP Energy Corporation	60,000	198,620
Net cash provided by financing activity	60,000	198,620

INVESTING ACTIVITY
Loan to Forum Energy Limited	-	(198,620)
Net cash used in investing activity	-	(198,620)

Net (decrease) increase in cash	(1,151)	(63,855)
Cash – beginning of the period	13,068	113,998
Cash – end of the period	$11,917	$50,143

The accompanying notes to the condensed interim financial statements are an integral part of these statements.

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FEC RESOURCES INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Stated in United States Dollars)

Note 1 Corporate Information

FEC Resources Inc. (“FEC” or the “Company”) was incorporated under the laws of Alberta, Canada and is a holding Company with an interest in Forum Energy Limited (“FEL”). The Company is listed in the United States on the OTC Pink (“OTC Pink”), having the symbol FECOF.

At June 30, 2023, the Company has a 6.8% interest in FEL. (Note 9).

The principal address of the Company is Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC, V6C 2B5. The Company’s ultimate parent company is PXP Energy Corporation (“PXP”) with a registered office at 2/F LaunchPad, Reliance corner Sheridan Streets, Mandaluyong City 1550, Metro Manila, Philippines.

Note 2 Basis of Preparation

a) Statement of Compliance

These condensed interim financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting and have been prepared using the same accounting policies and methods as were used for the Company’s Annual Financial Statements for the year ended December 31, 2022. These condensed interim financial statements should be read in conjunction with the Company’s annual financial statements dated December 31, 2022.

The condensed interim financial statements were authorized for issue by the Board of Directors on August 25, 2023.

b) Basis of Measurement

The financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value described in the applicable notes and are presented in United States dollars, which is also the Company’s functional currency.

The preparation of financial statements in compliance with IFRS requires management to make certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

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FEC RESOURCES INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Stated in United States Dollars)

Note 2 Basis of Preparation (continued)

c) Nature of Operations and Going Concern

As a holding company with an interest in FEL, the Company’s business is indirectly subject to risks inherent in oil and gas exploration and development operations. In addition, there are risks associated with FEL’s stage of operations and the foreign jurisdiction in which it or FEL may operate or invest. The Company has identified certain risks pertinent to its investment including: exploration and reserve risks, uncertainty of reserve estimates, ability to exploit successful discoveries, drilling and operating risks, title to properties, costs and availability of materials and services, capital markets and the requirement for additional capital, market perception, loss of or changes to production sharing, joint venture or related agreements, economic, political and sovereign risks, possibility of less developed legal systems, corporate and regulatory formalities, environmental regulation, reliance on strategic relationships, market risk, competition, dependence on key personnel, volatility of future oil and gas prices and foreign currency risk. The Company has an accumulated deficit since inception of $18,794,366.

Management considers that the current economic environment is difficult and the outlook for holding companies investing in oil and gas exploration companies presents significant challenges in terms of raising funds through issuance of shares. To the extent necessary, the Company has relied on its ability to raise funds via dispositions of quantities of its shareholdings in FEL to PXP under terms that are consistent with the best interests of shareholders, in order to finance its operations. The Company has been successful in disposing quantities of its shareholdings in FEL in previous fiscal years. However, there can be no assurance the Company will continue to be able to dispose of quantities of its shares in FEL under suitable terms. Currently management has no plans to sell any additional FEL shares.

Since the delisting of FEL from the London Stock Exchange, there is no liquidity via a public market for the FEL shares. As the Company is wholly reliant on the information disclosed by PXP concerning the business of FEL, the Company may not be able to obtain information necessary to facilitate a wider sales process and may be reliant on significant shareholders of PXP for the disposition of any of its FEL shares. Management continues to look at all options including raising funds to operate and participate in future FEL financings by way of debt or equity financings.

Management has concluded that the combination of these circumstances gives rise to a material uncertainty that casts substantial doubt on the ability of the Company to continue as a going concern; therefore, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

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FEC RESOURCES INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Stated in United States Dollars)

Note 3 Summary of Significant Accounting Policies and Critical Accounts Estimates and Judgments

These interim condensed financial statements have been prepared using the same accounting policies and methods of computation as the annual financial statements for the year ended December 31, 2022. In addition, these interim condensed financial statements have been prepared using the same critical accounting estimates and judgments as the annual financial statements for the year ended December 31, 2022. Accordingly, the interim condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 2022.

Note 4 Standards, Amendments and Interpretations

The Company has prepared its financial statements in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). IFRS represents standards and interpretations approved by the IASB and are comprised of IFRS, International Accounting Standards (“IAS’s”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC’s”) and the former Standing Interpretations Committee (“SIC’s”). The financial statements have been prepared in accordance with IFRS standards and interpretations effective as of June 30, 2023.

Note 5 Share Capital

a) Authorized:

The Company is authorized to issue an unlimited number of common shares without par value; and

The Company is authorized to issue an unlimited number of Class A and Class B preferred convertible redeemable voting shares without par value.

Issued:

Common Shares	Number	Amount
Balance June 30, 2023 and December 31, 2022	861,082,371	$17,620,625

No preferred shares have been issued since the Company’s inception.

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FEC RESOURCES INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Stated in United States Dollars)

Note 5 Share Capital (continued)

b) Nature and Purpose of Equity and Reserves

The reserves recorded in equity on the Company’s balance sheet include Contributed Surplus and Deficit.

Contributed Surplus is used to recognize the value of stock option grants prior to exercise.

Deficit is used to record the Company’s change in deficit from earnings and losses from period to period.

Note 6 Related Party Transactions and Balances

On August 7, 2020, the Company purchased 6.8% of the loan currently due by FEL to PXP amounting to $346,202 plus accrued interest of $939. This loan was unsecured, due on December 31, 2021, and bore interest at an annual rate of 3.5% plus LIBOR which is payable on a quarterly basis. On November 10, 2021, the Company sold the FEL loan to PXP at face value plus accrued interest. The proceeds of the sale were used to fund FEC’s $224,400 share of FEL’s pre-drilling costs for two exploratory wells on SC 72 (Note 9) and for working capital. FEL is a related party by virtue of it having the same controlling shareholder as the Company.

On March 10, 2022, the Company announced that it agreed to fund an additional cash call for pre-drilling costs received from FEL in the amount of $198,620. The advance to FEL was via non-interest bearing loans. In order to be able to fund the $198,620, the Company accepted a loan from PXP for the same amount (“PXP Loan”). The PXP loan bears interest of Libor plus 3.5% and both interest and principal are repayable on the earlier of a) December 31, 2023 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC. The Company also received an additional $80,000 for working capital from PXP during the year ended December 31, 2022 under the same terms and conditions as the PXP Loan. As at June 30, 2023, the outstanding PXP Loan balance was $361,802 which included accrued interest of $23,182. Total interest expense amounted to $12,540 for the six months ended June 30, 2023 (June 30, 2022 – $2,830).

During the quarter ended June 30, 2023, general and administrative expenses included key management personnel compensation totaling $24,000 (2022: $24,000).

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FEC RESOURCES INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Stated in United States Dollars)

Note 7 General and Administrative Expenses

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Professional fees	$6,907	$14,314
Bank charges	(144)	1,901
Listing and filing fees	17,044	9,291
Office and miscellaneous	11,873	11,794
Consulting (Note 6)	43,418	55,786
Foreign exchange	(796)	2,655
	$78,302	$95,741

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022
Professional fees	$2,911	$9,986
Bank charges	434	933
Listing and filing fees	4,558	6,375
Office and miscellaneous	5,817	5,864
Consulting (Note 6)	21,551	27,857
Foreign exchange	(920)	267
	$34,351	$51,282

Note 8 Loss Per Share

Weighted Average Number of Common Shares

	June 30, 2023	June 30, 2022
Weighted average number of common shares (basic and diluted)	861,082,371	861,082,371

Note 9 Investment in FEL

i) Investment in FEL

The investment in FEL is summarized as follows:

Balance June 30, 2023 and December 31, 2022	6,117,238 shares	$1,835,111

As at June 30, 2023, the Company’s interest in FEP was 6.80% (December 31, 2022: 6.80%).

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FEC RESOURCES INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Stated in United States Dollars)

Note 9 Investment in FEL (continued)

FEL’s assets consist of interests in various petroleum service contracts (SC) in the Philippines, the most significant of which in terms of Prospective Resources is SC 72. On March 2, 2015, the Philippine Department of Energy (“DOE”) granted a Force Majeure on SC 72 because the contract area falls within the territorial disputed area of the West Philippine Sea. Under the terms of the Force Majeure, all exploration work at SC 72 was immediately suspended until the DOE notified PXP that it could re-commence exploration. On October 16, 2020, FEL received a letter from the DOE lifting the Force Majeure and directing FEL to resume exploration activities on SC 72.

On April 6, 2022, FEL as operator under SC 72, received a directive from the DOE to put on hold all exploration activities for SC 72 until such time that the Security, Justice and Peace Coordinating Cluster (“SJPCC”) has issued the necessary clearance to proceed. On April 8, FEL advised the DOE that in compliance with the DOE directive they “have suspended (or caused the suspension of) all activities in the West Philippine Sea beginning April 6, 2022, in the process, incurring substantial stand-by and other costs.” On April 11, 2022, as a result of not receiving the necessary clearance, Force Majeure was once again declared on SC 72.

On October 11, 2022, the DOE granted PXP and Forum the following: (i) the Declaration of Force Majeure for SC 72 from April 6, 2022 until such time as the same is lifted by the DOE, (ii) the inclusion of total expenses incurred as a result of the DOE directive to suspend activities as part of the approved recoverable costs, subject to DOE audit, and (iii) in addition to the period in item (i) above, PXP and Forum will be entitled to an extension of the exploration period under SC 72 corresponding to the number of days that the contractors actually spent in preparation for the activities that were suspended by the DOE’s suspension order on April 6, 2022.

On March 20, 2023, the DOE further affirmed that the entire period from October 14, 2020 (when the Force Majeure was lifted) to April 6, 2022 (when the same was re-imposed) will be credited back to SC 72. Thus, once the Force Majeure is lifted, FEL will have 20 months to drill the two (2) commitment wells, equivalent to the remaining term of Sub-Phase 2 of SC 72 before October 14, 2020.

Determination of fair value

The investment in FEL represents an investment in a private company for which there is no active market and for which there are no publicly available quoted market prices.

The Company has classified its investment in FEL as Level 2 in the fair value hierarchy.

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FEC RESOURCES INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

June 30, 2023

(Stated in United States Dollars)

Note 9 Investment in FEL (continued)

For purposes of determining fair value of the investment in FEL, the Company considered valuation techniques described in IFRS 13 – Fair Value Measurement. In respect of the investment in FEL, management considered the fair value of $1,835,111 to be indicative of the fair value of the investment in FEL upon the adoption of IFRS 9, as there have been no changes in the circumstances that would change management’s assessment of fair value. The fair value of the investment is consistent with the implied value based on the price of the April 14, 2020 financing which is a Level 2 input.

Note 10 Segmental Reporting

The Company has one reportable operating segment which is primarily the business of exploration and development of oil and gas and other mineral related opportunities, through companies in which the Company invests.

Note 11 Subsequent Event

Subsequent to the end of the quarter PXP advanced an additional $50,000 pursuant to the PXP Loan (Note 6).

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